SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          __________________________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 E-Z-EM, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                                             11-1999504
----------------------------------------                      ----------------
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)
         717 Main Street
         Westbury, New York                                        11590
----------------------------------------                        ----------
(Address of principal executive offices)                        (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective             Exchange Act and is effective
pursuant to General Instruction A.(c),    pursuant to General Instruction A.(d),
please check the following box. [X]       please check the following box. [ ]


Securities Act registration statement file number to which this form relates:
                                                                      N/A
                                                                ---------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      TITLES OF EACH CLASS                       NAME OF EXCHANGE ON WHICH
      TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
     _______________________                    _______________________________
       Common Stock, par                            American Stock Exchange
      value $.10 per share

Securities to be registered pursuant to Section 12(g) of the Act:      NONE

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

         Pursuant to the Agreement and Plan of Merger and Recapitalization, dated as of July 25, 2002, by and between E-Z-EM, Inc., a Delaware corporation (the "Company"), and E-Z-EM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, at the October 22, 2002 effective time of the merger provided for therein (the "Recapitalization Merger"), each issued and outstanding share of Class A Common Stock, par value $.10 per share, of the Company (the "Class A Common Stock") and each issued and outstanding share of Class B Common Stock, par value $.10 per share, of the Company (the "Class B Common Stock") was converted into one share of a single, newly created class of Common Stock, par value $.10 per share, of the Company (the "Common Stock").

         A description of the Common Stock and the other securities issuable by the Company is set forth below:

         Authorized Capital Stock. The total number of shares of authorized capital stock of the Company is 17,000,000 shares, consisting of:

         o        16,000,000 shares of Common Stock, par value $.10 per share;
                  and

         o 1,000,000 shares of preferred stock, par value $.10 per share.

         Outstanding Capital Stock. As of the date hereof, the Company has approximately 9,992,315 shares of Common Stock issued and outstanding. As of the date hereof, the Company had no outstanding shares of preferred stock.

         The Preferred Stock. The board of directors has the power to:

         o        provide for the issuance of shares of preferred stock,

         o determine the number of shares in any series of preferred stock issued, and

         o fix the designations, preferences, qualifications, limitations, restrictions, and special or relative rights applicable to the preferred stock.

         Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of the Company's stockholders. In general, approval of matters submitted to a stockholder vote requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy, except removal of a director which requires the affirmative vote of the holders of at least 80% of the Common Stock entitled to vote in the election of directors.

         Preemptive or Other Subscription Rights. Holders of shares of Common Stock do not have any preemptive rights to subscribe for any additional issue or sale of the capital stock of the Company or to acquire any security convertible into capital stock of the Company.

         Conversion, Redemption, Sinking Fund and Other Rights. No conversion, redemption or sinking fund provisions apply to the shares of Common Stock, and the shares of Common Stock will not be liable to further call or assessment by the Company. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable.

         Restrictions on Alienability. There are no restrictions on the alienability of the shares of Common Stock.

         Dividend Rights. Holders of shares of Common Stock are entitled to receive dividends, when, as and if declared by the board of directors of the Company in accordance with Delaware law.

Item 2. Exhibits.

1. Certificate of Merger of E-Z-EM Merger Sub Inc., with and into E-Z-EM, Inc., dated as of October 21, 2002.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             E-Z-EM, INC.


Dated: October 22, 2002                      By: /s/ Anthony A. Lombardo
                                                -------------------------------
                                                 Name:  Anthony A. Lombardo
                                                 Title: President and
                                                        Chief Executive Officer

                                                                      EXHIBIT 1
                                                                      ---------

                             CERTIFICATE OF MERGER
                                      OF
                            E-Z-EM MERGER SUB, INC.
                                 WITH AND INTO
                                 E-Z-EM, INC.

                            ______________________

                    Pursuant to Section 251 of the General
                   Corporation Law of the State of Delaware
                            ______________________

         E-Z-EM, INC., a Delaware corporation, does hereby certify:

         FIRST: The names and states of incorporation of the constituent corporations to this merger ("Constituent Corporations") are as follows:

         E-Z-EM, INC.                           -                 Delaware

         E-Z-EM MERGER SUB, INC.                -                 Delaware

         SECOND: An Agreement and Plan of Merger and Recapitalization, dated as of July 25, 2002 (the "Merger Agreement"), between E-Z-EM, Inc., a Delaware corporation (the "Company"), and E-Z-EM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), providing for the merger (the "Merger") of Merger Sub with and into the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

         THIRD: The name of the corporation surviving the merger is E-Z-EM, Inc.

         FOURTH: As of the effective time of the Merger, the Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the effective time of the Merger shall be amended so that
Article 4 thereof shall read in its entirety as follows:

                      "4. AUTHORIZED CAPITAL. The total number of shares of all classes of capital stock that the Company shall have authority to issue shall be 17,000,000, consisting of 1,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock"), and 16,000,000 shares of common stock, par value $.10 per share ("Common Stock"). The Board of Directors shall have the power by resolution to
         (i) provide for the issuance of shares of Preferred Stock in series,
         (ii) determine the number of shares in any such series and (iii) fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights applicable to the Preferred Stock or any series thereof."

         FIFTH: The executed Merger Agreement is on file at the principal executive offices of the Company located at 717 Main Street, Westbury, NY 11590. A copy will be provided, upon request and without cost, to any stockholder of either Constituent Corporation.

         SIXTH: This Certificate of Merger, and the Merger contemplated hereby, shall not become effective until 12:01 a.m., local time, on the day immediately following the date on which this Certificate of Merger is filed in the Office of the Secretary of State of the State of Delaware.


         IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its corporate name this 21st day of October, 2002.

                                        E-Z-EM, INC.


                                        By: /s/ Anthony A. Lombardo
                                            ----------------------------------
                                            Name:   Anthony A. Lombardo
                                            Title:  President and
                                                    Chief Executive Officer